Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Pivotal Investment Corporation II on Amendment 2 to Form S-4 [File No. 333-249248] of our report dated March 30, 2020 with respect to our audit of the financial statements of Pivotal Investment Corporation II as of December 31, 2019 and for the period from March 20, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

December 1, 2020